UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2007
MRV COMMUNICATIONS, INC.
(Name of registrant as specified in its charter)

DELAWARE	0-25678	06-1340090
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

20415 Nordhoff street Chatsworth, CA		91311
(Address of principal executive offices)		(Zip Code)
Issuer’s telephone number: (818) 773-0900

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 28, 2007, the registrant’s wholly-owned subsidiary, Luminent, Inc. (“Luminent”), entered into an indemnification agreement with Fiberxon Technology (Shenzhen) Co., Ltd., China (“Fiberxon Shenzhen”), and its parent company, Fiberxon, Inc., a Delaware corporation located in Santa Clara, California (“Fiberxon”) (the “Agreement”). The registrant and Fiberxon have entered into a merger agreement regarding the acquisition of Fiberxon and its subsidiaries dated January 26, 2007 (the “Merger Agreement”), as reported in the registrant’s Current Report on Form 8-K filed January 31, 2007. As Fiberxon Shenzhen required new banking facilities, in anticipation of the closing of the transactions contemplated by the Merger Agreement, Luminent agreed to provide a standby letter of credit for USD $4 million in favor of CITIC Bank Shenzhen Branch (“CITIC”), an existing Fiberxon Shenzhen banking creditor, to enable CITIC to extend further banking facilities to Fiberxon Shenzhen. In the Agreement, Fiberxon and Fiberxon Shenzhen agrees on a joint and several basis to indemnify Luminent for any economic losses it suffers as a result of Fiberxon Shenzhen’s breach of its loan agreement with CITIC, including, but not limited to, any payments required to be made pursuant to the standby letter of credit, and any penalties, interest, bank charges, litigation or arbitration costs, or other legal costs related to enforcement of such indemnification obligations.
     The standby letter of credit issued, and the Agreement became effective, on March 29, 2007. The letter of credit shall remain available to CITIC until October 1, 2007, however the indemnification protections provide by the Agreement shall remain effective until all rights, obligations, responsibilities, representations and warranties contained in the Agreement and the related loan agreement between Fiberxon Shenzhen and CITIC have been fulfilled or completed.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an off Balance Sheet Arrangement.
     The disclosure provided under Item 1.01 is incorporated by reference herein.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.
Date: April 2, 2007

MRV COMMUNICATIONS, INC.
By:	/s/ Noam Lotan
Noam Lotan
Chief Executive Officer

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